Exhibit 99.1

Buckeye Declares Quarterly Dividend

MEMPHIS, Tenn.--(BUSINESS WIRE)--April 26, 2011--Buckeye Technologies Inc. (NYSE:BKI) today announced that today its Board of Directors declared a regular quarterly cash dividend in the amount of $0.05 per common share payable on June 15, 2011 to shareholders of record as of the close of business on May 16, 2011.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Senior Vice President and Chief Financial Officer
or
Daryn Abercrombie, 901-320-8908
Investor Relations
Website: www.bkitech.com